Exhibit 99.1

Marrone Bio Appoints Kevin Helash as Chief Executive Officer

Agricultural Industry Veteran Brings Extensive Experience in Global Markets and Biological Solutions

DAVIS, Calif., July 6, 2020 —Marrone Bio Innovations, Inc., (NASDAQ: MBII), an international leader in providing growers with sustainable bioprotection and plant health solutions to global agricultural needs, today announced the appointment of Kevin Helash as its new chief executive officer. Concurrent with joining the company, he will be appointed to serve as a member of the board of directors. Helash, 55, a native of Manitoba, Canada, will join the company as early as August 1, 2020. His effective date is pending receipt of permanent residency status or the applicable visa, both of which are in process.

A 28-plus-year agricultural industry veteran, Helash comes to Marrone Bio from Agrinos AS, a global-scale biological crop input provider specializing in biofertilizers and biostimulant products. As chief executive officer of Agrinos since November 2017, Helash has led a major restructuring and transformation of the company to create a platform for future long-term growth.

Prior to joining Agrinos, Helash was a vice president and corporate officer with Agrium (now Nutrien Ltd.), one of the world’s largest agricultural product distributors. During his 26-year career, he held senior management roles leading global sales, marketing, logistics and supply chain strategies. In international leadership positions for Agrium spanning the Americas and Europe, he interfaced directly with growers, retail and wholesale distributors, and investors. As head of the company’s Canadian retail operations, Helash grew the organization to a multi-billion-dollar revenue entity, and led the successful acquisition and integration of Viterra’s retail agribusiness to create the largest agricultural retail organization in Canada.

“After a comprehensive search process, we are delighted to have someone with Kevin’s extensive experience in the agricultural industry join Marrone Bio as we continue to drive the company toward profitability through a combination of revenue growth, margin expansion and cost management,” said Bob Woods, chairman of the board. “His passion for and leadership in the biologicals space — coupled with his track record of delivering key operational and financial objectives — make him the ideal candidate to take Marrone Bio to its next level of success.”

“Marrone Bio has a strong reputation of delivering innovative, sustainable solutions to its customers, and I’m excited to be part of the next chapter in its business evolution,” Helash said. “The company has made significant strides in its commercial operations, driving revenue growth and gross margin expansion. Recent initiatives and R&D advancements have strengthened its position as a unique leader in the biologicals industry, with top-of-mind awareness among growers, distributors and potential partners.

“In joining Marrone Bio, I will have the good fortune of being surrounded by a great team that is highly versed in agriculture and the key role biologicals play in a more sustainable – and profitable – future for farmers around the world,” Helash added. “I look forward to building on a results-oriented, customer-driven culture to achieve our goals as we move along the path to profitability.”

Helash replaces Dr. Pamela Marrone, founder of Marrone Bio, who announced her intention to retire as CEO in December 2019. Dr. Marrone will remain with Marrone Bio as CEO until Helash’s first day of employment, and thereafter will continue to serve as a non-employee director of the company.

“Pam has guided Marrone Bio from technology concept to commercial success, and has been a tireless advocate for the important role biological solutions have to play in sustainable agriculture,” Woods said. “We are grateful for her vision and leadership, and are delighted that she will continue to serve the company as a member of the board of directors and a consultant.”

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) is a growth-oriented company leading the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that help customers operate more sustainably while increasing their return on investment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies and natural product chemistry to rapidly develop seven product lines. Supported by a robust portfolio of over 400 issued and pending patents, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude®, Zelto® Jet Oxide® and Jet Ag® and Zequanox®, with a breakthrough bioherbicide and biofumigant in the Company’s product pipeline. MBI’s Pro Farm Finland-based subsidiary employs a proprietary technology derived from wood waste to stimulate plant growth and improve plant health, resulting in improved yields and crop quality. Products include UBP-110®, LumiBio™, LumiBio Valta™, LumiBio Kelta™, Foramin®.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the timing of Helash’s employment and appointment to the company’s board of directors and the company’s goals for future performance. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including the recent uncertainty in the global economy and industry-specific economy caused by the COVID-19 pandemic, consumer, regulatory and other factors affecting demand for the Company’s products, weather, regulatory and other factors affecting demand for the MBI’s products, any difficulty in marketing MBI’s products in its target markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, and adverse decisions by regulatory agencies and other relevant third parties. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the SEC. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of current information, future events or otherwise.

Investor Relations Contact:

Greg Falesnik or Luke Zimmerman

MZ Group – MZ North America

Phone: 949-385-6449

MBII@mzgroup.us